Exhibit 5
April 29, 2010
The Sherwin-Williams Company
101 West Prospect Avenue
Cleveland, Ohio 44115-1075
RE: Registration Statement on Form S-8
of The Sherwin-Williams Company
Ladies and Gentlemen:
     I am General Counsel for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and have acted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. The Registration Statement relates to the registration of 9,200,000 additional shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable under The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan (as amended and restated as of April 21, 2010) (the “Plan”).
     I, or attorneys under my supervision, have examined all such corporate records of the Company, as well as made such investigation of matters of fact and law and examined such other documents, as I have deemed necessary for rendering the opinion hereinafter expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.
     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal laws of the United States and the state laws of the State of Ohio.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ L.E. Stellato
L.E. Stellato
Senior Vice President, General Counsel and Secretary

The Sherwin-Williams Company • 101 West Prospect Avenue • Cleveland, Ohio 44115
Phone: 216 566-2000 • Fax: 216 566-1708